DocuSign Envelope ID: A0045866-9C8C-40E1-A3B7-6182A75FC3FD Aspen Technology, Inc. [phone] 781-221-5400 [world wide web] www.aspentech.com 20 Crosby Drive [fax] 781-221-5213 [e-mail] info@aspentech.com Bedford, MA 01730 USA August 29, 2022 Mr. Frederic G. Hammond Dear Fritz: This letter confirms our agreement with respect to your continued employment with Aspen Technology, Inc. (the “Company”) through the Retirement Date (as defined below) and certain compensation and benefit matters related to your retirement. For purposes of this letter agreement, the “Retirement Date” shall mean January 6, 2023, or such later date (not later than April 3, 2023) as may be designated by the Chief Executive Officer or Chief Human Resources Officer in a written communication delivered to you between November 1 and November 18, 2022. For the avoidance of doubt, if such communication is not timely delivered, the Retirement Date shall remain January 6, 2023. The period from the date hereof through the Retirement Date shall be referred to as the “Transition Period”. Reference is hereby made to the Amended and Restated Executive Retention Agreement dated as of January 31, 2019 between you and the Company (as amended hereby, the “ERA”). Capitalized terms used but not defined in this letter agreement and defined in the ERA shall have the respective meanings ascribed to them in the ERA. Except as otherwise provided herein, the ERA and your rights and obligations thereunder shall remain and continue in effect. Your employment with the Company will terminate automatically on the Retirement Date and you shall be deemed to have resigned from all positions with the Company and its affiliates of which you are then an officer or director or other representative at such time. The Retirement Date will be your last day of employment with the Company for all purposes, including for purposes of participation in and coverage under benefit plans and programs sponsored by the Company and its affiliates, except as otherwise provided herein or required by law. Following the Retirement Date (or, if earlier, a termination of your employment), you may not represent yourself as being an employee, officer, agent or other representative of the Company or any of its affiliates. During the Transition Period, you will remain in your current position; provided that, at the option of the Company, you may be placed on “garden leave” for any remaining balance of the Transition Period. While you are employed by the Company during the Transition Period (including for the avoidance of doubt if you are placed on “garden leave”), you will continue to be entitled to the following: 1

DocuSign Envelope ID: A0045866-9C8C-40E1-A3B7-6182A75FC3FD (a) continued base salary and annual target bonus at the FY 2023 level currently in effect; (b) continued participation in the Company benefits in which you currently participate, as may be in effect or amended from time to time; and (c) continued vesting of your outstanding equity awards in accordance with, and subject to, their terms and conditions (including, for avoidance of doubt, any equity awards scheduled to vest on the Retirement Date). Upon any termination of your employment during the Transition Period or upon your retirement on the Retirement Date, you will be entitled to (without duplication) any accrued but unpaid compensation and vested benefits specified in clauses (a) through (c) above through the last day of your employment, and the payments and benefits described in Section 4.1(d) of the ERA, including any accrued vacation pay. In addition, upon (i) termination of your employment on the Retirement Date, if you remain continuously employed with the Company through the Retirement Date, or (ii) the date of a termination of your employment during the Transition Period and prior to the Retirement Date (a) due to your death or Disability, (b) by the Company without Cause, (c) by resignation by you for Good Reason (as defined below), or (d) if the Company timely shall have elected to extend the Retirement Date beyond January 6, 2023 as provided above, your resignation other than for Good Reason from the Company after January 6, 2023 and prior to such extended Retirement Date, then (1) the vesting of all of your then-outstanding and unvested Company equity awards (including for the avoidance of doubt the retention grant made to you on October 10, 2021 (the “Retention Grant”) but not including the FY2023 program equity grant to be made on or about September 1, 2022, which grant shall vest or be forfeited in accordance with its terms), will accelerate in full on the Retirement Date, and (2) you shall be entitled to the other payments and benefits described under Section 4.2(a) of the ERA, subject to the terms of the ERA. In addition, if the Company timely elects to extend the Retirement Date beyond January 6, 2023 as provided above, you will be entitled to a grant of $250,000 in RSUs (valued based on the fair market value of the Company’s common stock at the time of grant, hereinafter, the “Extension RSU Grant”) which shall be made as soon as practicable following the time of such extension and which shall vest in full on any subsequent termination of your employment described in the preceding paragraph (other than clause (d) describing your resignation after January 6, 2023 and prior to the extended Retirement Date), subject to your execution of the release described below. In the event of any termination of your employment that is not described in 2

DocuSign Envelope ID: A0045866-9C8C-40E1-A3B7-6182A75FC3FD clause (i) or (ii) (a), (b) or (c) of the preceding paragraph, the Extension RSU Grant shall be forfeited as of such termination. The foregoing benefits are also subject to (x) your having complied with the applicable Proprietary and Confidential Information and Non-competition and Non-solicitation Agreement and your obligations under the ERA and (y) your execution and non- revocation within seven days of signature of a release of claims substantially in the same form as the Release described in the ERA within 60 days following the Retirement Date or the applicable termination date. For the avoidance of doubt, during the Transition Period you will remain eligible for the applicable payments and benefits (if any) provided under Section 4 of the ERA, as applicable, subject, in each case, to the terms and conditions stated therein, including your timely execution and non-revocation of the Release described in the ERA; provided that in no event shall this letter agreement result in a duplication of payments or benefits with those provided to you under the ERA. For purposes of this letter agreement, “Good Reason” has the meaning set forth in the ERA; provided that Good Reason shall not be deemed to exist for purposes of this letter agreement unless you have properly provided a Notice of Termination to the Company in the manner described in the ERA and you have otherwise complied with the notice provisions set forth in Section 3 of the ERA (including Sections 3.1 and 3.4 thereof). Notwithstanding anything to the contrary herein or in the ERA, you agree and acknowledge that (i) neither (A) the consummation of the transactions contemplated by the Transaction Agreement and Plan of Merger dated as of October 10, 2021 (the “Transaction Agreement”) among the Company, Emerson Electric Co. (“Emerson”), EMR Worldwide Inc., Emersub CX, Inc. and Emersub CXI, Inc., as amended or restated from time to time (such transactions, the “Emerson Transactions”), by itself, nor (B) your entry into this Agreement, constituted or shall constitute Good Reason for purposes of this letter agreement, the ERA or any similar “good reason” protections under any other employment, severance, retention, compensation or benefit agreement or arrangement between you and the Company or any of its subsidiaries and (ii) the Emerson Transactions, constituted a Change in Control under Section 1.1(c) of the ERA and shall be the only Change in Control which shall be deemed to have occurred for purposes of the ERA. In no event shall anything contained herein or otherwise result in any duplication of any payments or benefits under this letter agreement and the ERA. You agree that you will not, and you will take reasonable steps to seek to ensure that none of your affiliates, representatives, attorneys or agents will, at any time, either directly or indirectly, (a) defame, disparage, denigrate, criticize or speak poorly about the Company or any of the Company’s successors, assigns, subsidiaries, affiliates, 3

DocuSign Envelope ID: A0045866-9C8C-40E1-A3B7-6182A75FC3FD directors, officers, employees, representatives, attorneys and agents (including, without limitation, Emerson and its affiliates) (collectively, “Company Affiliates”) or (b) disclose, disseminate or provide to any third party any information or material that may harm, disparage, demean or reflect poorly upon or cause injury to the image, reputation or character of the Company or any of the Company Affiliates (subject to applicable law). The Company agrees to take reasonable steps to seek to ensure that none of the Company’s executive officers will, at any time, either directly or indirectly, (a) defame, disparage, denigrate, criticize or speak poorly about you or (b) disclose, disseminate or provide to any third party any information or material that may harm, disparage, demean or reflect poorly upon or cause injury to your image, reputation or character (subject to applicable law). Both parties understand and agree that truthful information and/or testimony may be provided in response to a court order, subpoena, deposition, testimony under oath, or any legally required process, even if such information would otherwise be in violation of the two immediately preceding paragraphs. This letter agreement shall inure the benefit of any successors of the Company, and any such successor shall be entitled to the same rights and benefits of the Company under this letter agreement to the same extent that the Company would be entitled to if no such succession had taken place. This letter agreement, the ERA, the most recent Proprietary and Confidential Information and Non-competition and Non-solicitation Agreement between you and the Company, your FY2023 Executive Bonus Plan and your equity award agreements from the Company collectively set forth the complete and sole agreement between you and the Company and supersede and replace any and all other agreements or understandings, whether oral or written, between the parties concerning the subject matter hereof. You acknowledge and reaffirm your continuing obligations to the Company under the ERA and the Proprietary and Confidential Information and Non- competition and Non-solicitation Agreement. Any payments provided for under this letter agreement shall be paid net of any applicable tax withholding required under federal, state or local law. This letter agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this letter agreement shall, to the extent practicable, be construed in accordance therewith. In the event that you become entitled to the payments and benefits described in Section 4.2(a) of the ERA in connection with your retirement or other termination of 4

DocuSign Envelope ID: A0045866-9C8C-40E1-A3B7-6182A75FC3FD employment as described hereunder, it is agreed that such payments and benefits shall be paid or provided in a manner intended to permit such payments and benefits constitute short term deferrals for purposes of Section 409A. This letter agreement shall be governed by the laws of the Commonwealth of Massachusetts. This letter agreement may not be modified or amended except by a written instrument executed by both parties. This letter agreement does not modify the at-will nature of your employment. If the terms of this letter agreement are acceptable, please sign this letter agreement and return it to me by August 31, 2022. We look forward to a mutually satisfactory Transition Period and wish you the best in your future endeavors. ACCEPTED AND AGREED: Frederic G. Hammond ASPEN TECHNOLOGY, INC. By: Antonio J. Pietri President and Chief Executive Officer 5